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Exhibit 10.43

CONFIDENTIAL PORTIONS HAVE BEEN OMITTED BASED UPON A REQUEST FOR CONFIDENTIAL TREATMENT PURSUANT TO RULE 24b-2 OF THE SECURITIES EXCHANGE ACT OF 1934 AND HAVE BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION

EXCLUSIVE CONSIGNMENT AND MARKETING AGREEMENT

BETWEEN MAUI PINEAPPLE COMPANY, LTD. AND CALAVO GROWERS, INC.

        This Consignment and Marketing Agreement ("Agreement") is made and entered into in the County of Ventura in the State of California, United States, by and between CALAVO GROWERS, INC., a corporation of the State of California ("Calavo"), and MAUI PINEAPPLE COMPANY, LTD., a corporation of the State of Hawaii ("MPC").

        Whereas, Calavo and MPC each desire to enter into a sourcing/marketing agreement for Maui Gold Pineapples ("Product") to the mainland United States and other designated markets; and

        Whereas, pursuant to the terms and subject to the conditions hereafter provided, MPC desires to supply Calavo with Product on a consignment basis (title of the Product will not pass to Calavo) for sale in the mainland United States and other markets as may be designated by Calavo.

        Now, therefore, in consideration of the mutual promises contained herein, and for other good and valuable consideration the receipt and sufficiency of which are acknowledged by the parties, Calavo and MPC agree as follows:

1.
EFFECTIVE DATE AND TERM.    This Agreement shall be effective as of December 1, 2007, and, unless terminated by either party pursuant to Section 7 of this Agreement, shall continue until December 31, 2008. Thereafter, this Agreement will automatically renew at the end of each 12-month period unless either party notifies the other at least thirty (30) days prior to the end of a renewal period of its intent to terminate the Agreement.

2.
MPC RESPONSIBILITIES

2.1.
To maintain weekly discussion and communication with the Calavo "Key Manager" designated in Section 13 of this Agreement regarding the Calavo sales program(s).

2.2.
To source, pack and ship MPC Product to the applicable port of entry..

2.3.
To meet required quality and packing specifications for United States Standards for Grades of Pineapples as attached to this Agreement as Appendix A.

2.4.
To comply with U.S. or any other Government Security Regulations, current or future, applicable to this Agreement.

2.5.
To comply with all USDA and U.S. Environmental Protection Agency requirements regarding the importation of conventional (non-organic) and Organic Product.

2.6.
To pack 25# boxes of Maui Gold label pineapple using CHEP GMA pallets (40"x48"). Each pallet will be fourteen rows high and contain seventy (70) 25# boxes.

2.7.
To arrange for ocean freight or, if mutually agreed, for airfreight.

2.8.
To electronically provide Calavo with a manifest upon loading of the Product for shipping to the address stated in Section 17.4 of this Agreement. The manifest must detail the date of packing as well as the individual pallet list of the shipment. The manifest should also include notice of any condition of the Product, such as age or color, which require special attention or could compromise Calavo's ability to sell MPC's Product at competitive rates.

  2.9.
  To arrange in accordance with Calavo and Calavo Expeditors, for delivery of the Product from the mutually agreed port of entry to the warehouse or warehouses designated and arranged by Calavo.

  2.10.
  To keep Calavo informed on a timely basis of any material developments and conditions that may affect the ability of MPC to perform its responsibilities under this Agreement.

  2.11.
  To provide Calavo with quarterly target delivered net selling prices and target volumes by customer. The delivered net selling price is the gross/list selling price less any discounts and allowances.

  2.12.
  To work with Calavo in developing electronic interfaces between our respective systems.

3.
CALAVO RESPONSIBILITIES

3.1.
To maintain weekly discussion and communication with the MPC "Key Manager" designated in Section 13 of this Agreement regarding the sales program(s) for MPC.

3.2.
To be responsible for the Product upon its arrival to an agreed port of entry. Calavo will arrange all Drayage and Outbound Freight.

3.3.
To receive, unload and store product at a location or locations of its choice.

3.4.
To notify MPC of the arrival condition of the Product within 48 hours of arrival at Calavo's cold storage warehouse.

3.5.
To conduct quality checks on the Product at regular frequencies and to provide a quality report for each quality check performed on the Product.

3.6.
To provide an inventory report for each lot of Product received.

3.7.
To conduct a physical inventory and report results to MPC at least once per year and/or when requested by MPC auditors.

3.8.
To maintain Product storage temperature at 45 degrees Fahrenheit and monitor the same.

3.9.
To provide MPC with weekly monitoring reports of the storage temperature.

3.10.
To market and sell MPC Product in Calavo's markets focusing on West Coast, California markets.

3.11.
To make commercially reasonable efforts to meet or exceed target selling prices and volume established by MPC.

3.12.
To advise MPC of market conditions, current sales prices and estimated final sales prices on a minimum of once a week basis.

3.13.
To provide a competitive Freight rate either from the Port to Calavo Warehouse or from the Port Inland (outbound) to customer locations.

3.14.
To develop and implement marketing strategies aimed at building Maui Gold brand recognition and increasing sales volume and pricing.

3.15.
Calavo will submit weekly and monthly reports to MPC. Weekly reports covering the period Monday through Sunday are to be submitted electronically every Tuesday and will report Sales Volume and Delivered Net Selling Price by Customer and Total Product Discarded. Monthly reports are due by the fifth day of the following month and will include Sales Volume and Delivered Net Selling Price by Customer, Total Product Discarded, Total Sales/Marketing and Distribution Fee (volume and amount), Total Cold Storage/Handling Fee (volume and amount), Total Drayage Costs, and Total Outbound Freight to Customer. Approval from MPC Quality Control is required prior to discarding any product.

  3.16.
  To work with MPC to develop electronic interfaces between our respective systems.

4.
EXCLUSIVITY.    Calavo will be the sole and exclusive source for the sale of Maui Gold pineapple in North America. Calavo agrees to market and distribute Maui Gold Pineapple as its sole Fresh Pineapple product.

5.
FINANCIAL TERMS.

5.1.
This is a consignment transaction. Title to the Product remains at all times with MPC until sold by Calavo to customer. The ocean or air bill of lading and the point of issuance documents shall identify MPC as the titleholder of the Product.

5.2.
Subsequent to the date Calavo accepts the Product on delivery, it assumes the credit risk for all of its outstanding account receivable balances. Calavo will provide sales reports by vessel and cost information as requested by MPC from time to time.

5.3.
Calavo does not guarantee the price at which the Product will be sold. Subject to Section 3, Calavo will use its best efforts to attain target market prices for the Product based on the size and quality of the Product. Calavo will provide to MPC a monthly analysis of competitive selling prices.

5.4.
A Sales/Marketing and Distribution Fee shall be paid to Calavo as follows: $[ * ] per 25# box of Maui Gold sold. Such fee shall be deducted by Calavo from revenue generated by the sale of the Product.

5.5.
When product is in a Calavo owned/operated Warehouse facility, a fee of $[ * ] per 25# box of Maui Gold sold will be paid by MPC for Cold Storage, handling, minor product repack as needed, and distribution. Such fee shall be deducted by Calavo from revenue generated by the sale of the Product.

5.6.
Inland freight charges shall be advanced by Calavo and charged to MPC at cost. Calavo shall deduct all advances of costs from revenue received from the sale of the Product.

5.7.
For any quarter in which Calavo has sold 100% of the available volume and has exceeded the target selling price, MPC will pay to Calavo an amount equal to [ * ]% of the difference between [            *            ].

5.8.
For any quarter in which Calavo has sold 100% of the available volume and has achieved but not exceeded the target selling price, MPC will pay an incentive of $[            *            ] to motivate Calavo Sales personnel OR for any quarter in which Calavo has sold 100% of the available volume and has achieved 95%—99% of the target selling price, MPC will pay an incentive of $[            *            ] to motivate Calavo Sales personnel.

*
CONFIDENTIAL PORTIONS OMITTED AND FILED SEPARATELY WITH THE COMMISSION

  5.9.
  Where Calavo receives non saleable product, MPC will be responsible for all handling and disposal of the product at the Calavo cost. MPC will not pay the Sales/Marketing and Distribution Fee on disposed product.

  5.10.
  All payments due and payable to MPC shall he delivered to MPC by wire transfer in United States dollars to the following account with a confirmation notice sent from Calavo to MPC:

Beneficiary Name:	Maui Pineapple Company, Ltd.
Beneficiary Account:
Bank Number:
Bank Name:	Bank of Hawaii
Bank Address:	Honolulu, HI
6.
PAYMENTS AND OTHER REPORTING    All amounts stated in this Agreement are in United States dollars. Calavo will wire payments to MPC within Thirty (30) working days after the end of each month. Payments will be for all sales for the month less the per box sales/marketing and distribution fee, any cold storage fee and Drayage/Inland freight charges.

7.
TERMINATION.    This Agreement shall terminate as provided in Section I provided that during the Term either party may terminate this Agreement for "'Cause" upon fifteen (15) business days written notice to the other party of the nature of the Cause and such Cause remains uncured for such fifteen-day period. Cause shall mean a material breach of this Agreement or the financial incapacity of the party due to the voluntary or involuntary dissolution, bankruptcy, or appointment of a receiver. Sections 7, 9, 10, 14 and 15 shall survive termination.

8.
MPC REPRESENTATIONS AND WARRANTIES.    MPC represents and warrants to Calavo, intending to induce Calavo to enter into and perform this Agreement, that:

8.1.
MPC is a corporation duly organized, validly existing and in good standing under the laws of the State of Hawaii, United States, is duly authorized to conduct business in the place of its headquarters, and has full power and authority and the financial capability to carry-out the transactions provided for in this Agreement on the terms and conditions set forth herein.

8.2.
The execution and delivery by MPC of this Agreement and the consummation by it of the transactions contemplated hereby have been duly and validly authorized by all necessary action on its part, and this Agreement constitutes a valid and legally binding obligation of MPC, enforceable as to MPC in accordance with its terms.

8.3.
Neither the execution and delivery of this Agreement nor compliance by MPC with any of the provisions hereof will (i) conflict with or result in a material breach or default under any of the terms, conditions or provisions of any other agreement or of any financial instrument or obligation to which MPC is a party or by which MPC may be bound; or (ii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to MPC.

8.4.
MPC has good and marketable title to the Product, free and clear of all liens, encumbrances and charges.

8.5.
MPC is in compliance with all laws and regulations pertaining to it.

9.
CALAVO REPRESENTATIONS AND WARRANTIES.    Calavo represents and warrants to MPC, intending to induce MPC to enter into and perform this Agreement, that:

9.1.
Calavo is a corporation duly organized. validly existing and in good standing under the laws of the State of California, United States, is duly authorized to conduct business in the place of its headquarters, and has full power and authority to carry-out the transactions provided for in this Agreement on the terms and conditions set forth herein.

  9.2.
  The execution and delivery by Calavo of this Agreement and the consummation by it or the transactions contemplated hereby have been duly and validly authorized by all necessary action on its part, and this Agreement constitutes a valid and legally binding obligation of Calavo, enforceable as to Calavo in accordance with its terms.

  9.3.
  Neither the execution and delivery of this Agreement nor compliance by Calavo with any of the provisions hereof will (i) conflict with or result in a material breach or default under any of the terms, conditions or provisions of any other agreement or of any financial instrument or obligation to which Calavo is a party or by which Calavo may be bound; or (ii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Calavo.

  9.4.
  Calavo is in compliance with a11 laws and regulations pertaining to it.

10.
CONFIDENTIALITY.    Both Calavo and MPC acknowledge and agree that the terms of this Agreement and the nonpublic financial, marketing, managerial, and customer and vendor information received by each party from the other party during the performance of this Agreement will remain strictly confidential. MPC and Calavo acknowledge that a lack of confidentiality could result in irreparable harm to the business of either party.

11.
MARINE CARGO INSURANCE.
MPC is self insured.

12.
COOPERATION.    The parties will cooperate fully with each other in connection with any steps required to be taken as part of their respective obligations under this Agreement and all parties will use their best efforts to consummate the transactions contemplated by this Agreement and to fulfill their obligations under this Agreement.

13.
DESIGNATION OF KEY MANAGERS.    To facilitate cooperation and communication the parties designate the following individuals as their "'Key Managers" to be contacted with respect to any required notice or advice and to represent their respective interests in connection with this Agreement.

Calavo:	Lee Calavo
MPC:	Earl Teshima and Gerry Watts

  Either party may change its Key Manager upon written notice to the other party in the form provided in Section 17.4 of this Agreement.

14.
INDEMNIFICATION.    Each party ("Indemnitor") will indemnify and hold harmless the other party, its officers, shareholders, directors, employees and agents ("Indemnitee"), from and against and in respect of any and all loss, damage, liability, cost expense, judgment, or decree, including reasonable attorney's fees and amounts paid in settlement ("Indemnified Losses"), suffered or incurred by the Indemnitee by reason of, or arising out of: (a) any misrepresentation, breach of warranty or breach or nonfulfillment of this Agreement, or in any certificate, schedule, instrument or document delivered pursuant to the provision of this Agreement: and (b) all liabilities and obligations of, or claims, demands or actions against the Indemnitee of any nature whatsoever, whether known or unknown, accrued, absolute, contingent or otherwise, existing at any time hereafter relating to the Indemnitor's breach of this Agreement.

15.
ARBITRATION.    Any dispute, disagreement or controversy which may arise among parties hereto in respect of interpretation, validity or performance of this Agreement shall be resolved through arbitration conducted before a California arbitrator who shall hear and dispose of the case summarily on the basis of justice and equity, and who shall not be bound by law. The decision of the arbitrator shall be final and binding, the parties hereby waive any right of appeal, which any of them might otherwise have to challenge that decision.

16.
EXCUSED DELAY.    Neither Calavo nor MPC shall be deemed in default of this Agreement to the extent that performance of its respective obligations or attempts to cure any breach are delayed or prevented by reason of any Force Majeure such as Act of God, fire, natural disaster, or act of government; provided that the party interfered with gives the other party written notice thereof within ten (10) business days of any such event or occurrence and such party acts reasonably to overcome such Force Majeure.

17.
GENERAL PROVISIONS

17.1.
This Agreement (including all Appendices hereto) and the documents delivered pursuant to this Agreement constitute the sole and only agreement of the parties hereto and supersede any prior understanding or written or oral agreements between the parties. No amendment, modification, or alteration of the terms hereof shall be binding unless the same is in writing, dated subsequent to the date hereof and duly executed by both parties hereto.

17.2.
Neither party shall assign this Agreement to a third party without the written consent of the other party, provided that either party may assign this Agreement to a subsidiary or parent corporation.

17.3.
This Agreement shall be binding upon, inure to the benefit of, and be enforceable by the parties hereto and their respective heirs, executors, administrators, legal representative, successors, and assigns where permitted by this Agreement.

17.4.
Any notice required or permitted to be given hereunder shall be by email or fax with proof of sending, or sent by express international courier, as follows.

If to Calavo:	Attention:	Lee Cole
Fax:
Telephone:
	Address:	Calavo Growers, Inc. 1141 A Cummings Road Santa Paula, CA 93060
If to MPC:	Attention:	Earl Teshima
Telephone:
Gerry Watts
Telephone:
Fax:
	Address:	Maui Pineapple Company, Ltd. PO Box 187 Kahului, HI 96733-6687

    Either party may change its notice address by giving written notice as provided herein.

  17.5.
  In case any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision thereof and this Agreement shall be construed as if such invalid, illegal, or unenforceable provision had never been contained herein. The captions contained in this Agreement are solely for convenient reference and shall not be deemed to affect the meaning or interpretation of any article, section, or paragraph thereof. All personal pronouns used in this Agreement shall include the other gender whether used in the masculine or feminine or neuter gender, and the singular shall include the plural whenever and as often as may be appropriate.

  17.6.
  This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same Agreement.

        IN WITNESS WHEREOF, the duly authorized representatives of the parties have affixed their signatures effective as of     10/22    , 2007.

CALAVO:		MPC:
By:	/s/ Lee Cole	By:	/s/ Gerry Watts 10/13/07
	Lee Cole, CEO Calavo Growers, Inc.		Gerry Watts, Vice President/General Manager Maui Pineapple Company, Ltd.
		By:	/s/ Rob Webber 11/2/07
Rob Webber, Chief Financial Officer Maui Land & Pineapple Company, Inc.

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  Exhibit 10.43